EXHIBIT 16.1



June 9, 2006


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   Scientific Energy, Inc.
      Commission File No. 000-50559


We have read the statements that we understand Scientific Energy, Inc. will include in Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

We have no basis to agree or disagree with any other statement made in Item 4 of such report.


Respectfully submitted,



/s/ Robison, Hill & Co.
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Robison, Hill & Co.